Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2010 on our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2009 and 2008 and for the years then ended and for the period from January 1, 2002 through December 31, 2009, which report appears in the Annual Report on Form 10-K of ADVENTRX Pharmaceuticals, Inc. for the year ended December 31, 2009. We also consent to the reference to our firm under the caption “Experts.”
/s/ J.H. COHN LLP
San Diego, California
March 24, 2010